MODIFICATION AGREEMENT No. 3 TO
                                PROMISSORY NOTES

This MODIFICATION AGREEMENT No. 3 is made as of October 1, 2005 between Infinite Group, Inc., a Delaware corporation with offices at 595 Blossom Road, Suite 309, Rochester, NY 14610 ("Borrower") and Allan Robbins, an individual residing at 1575 Bayshore Boulevard, Rochester, NY 14622 (the "Lender").

WHEREAS, the Lender is the holder of eight (8) Convertible Promissory Notes issued by the Borrower to the Lender, as described in more detail in the attached Schedule A (collectively, the Notes); and

WHEREAS, the Lender and the Borrower are parties to a Modification Agreement No. 2 to Promissory Notes dated June 1, 2005 pursuant to which, among other things, the parties agreed that the holder shall have the right in its sole discretion upon written notice to the Borrower at any time after November 30, 2005 to convert all or part of the principal amount of the Notes, together with accrued and unpaid interest, for common stock of the Borrower at the conversion rate of $.05 per share, as adjusted to reflect stock splits, distributions, recapitalizations, etc.; and

WHEREAS, the parties desire to modify the terms and conditions of the Promissory Notes as follows:

NOW, THEREFORE, the parties agree as follows:

      1) The Notes and each of them are modified to provide that the holder shall have the right in its sole discretion upon written notice to the Borrower at any time after that date which is 60 days after the Borrower, following the approval of the Borrower's shareholders, authorizes a sufficient number of shares of common stock to permit such conversion, to convert all or part of the principal amount of the Notes, together with accrued and unpaid interest, for common stock of the Borrower at the conversion rate of $.05 per share, as adjusted to reflect stock splits, distributions, recapitalizations, etc.

      2) The conversion of the Notes and accrued interest thereon to common stock shall be limited such that the Borrower incurs no limitation of the use of its net operating loss carryforwards, which may be triggered by a change of control involving one or more 5% shareholders. The Borrower shall provide Lender with sufficient information, including the opinion of an accountant or attorney reasonably acceptable to Lender, prior to completing the conversion to document that a change of control will not occur as a result of Lender's request to convert all of part of the Notes and/or accrued interest.

            If one or more holders of convertible promissory notes exist with conversion rights that may result in ownership of 5% or more of the common stock of Borrower, then Borrower shall provide timely notification to all other such promissory note holders of Lender's request for conversion of promissory notes and/or accrued interest to common stock. Such notice shall provide the other such note holders an opportunity to request a conversion within ten business days of notification. The Borrower shall include all such conversion requests in aggregate and document that a change of control has not occurred prior to completing each note holder's conversion. Lender agrees to adjust its request for conversion on a pari passu basis with each other note holder's request so that a change of control does not occur when all notes holder's conversion requests are considered in aggregate.

            If the Borrower closes a transaction with another third party or parties that results in a change of control that triggers limitations of its net operating loss carryforwards, then the provisions of this section 2) shall no longer be in effect.

      3) The interest rate on the Notes shall be increased to eight percent (8%) per annum effective January 1, 2006.

      4) Except as modified by this Agreement, all of the terms, covenants and conditions of the Notes shall remain the same.

In witness whereof, Borrower and the Lender have executed this Agreement under the day and year first written above.

INFINITE GROUP, INC.


/s/ Michael S. Smith
--------------------
By: Michael S. Smith, President


/s/ Allan Robbins
-----------------
Allan Robbins

              CONVERTIBLE PROMISSORY NOTES OF INFINITE GROUP, INC.
                            IN FAVOR OF ALLAN ROBBINS


Holder                           Principal Amt                          Date

Allan Robbins                      $  25,000                            2/25/03
Allan Robbins                      $  15,000                            4/15/03
Allan Robbins                      $  60,000                            4/25/03
Allan Robbins                      $  40,000                            5/22/03
Allan Robbins                      $  60,000                             7/2/03
Allan Robbins                      $  40,000                            12/4/03
Allan Robbins                      $   4,000                             1/2/04
Allan Robbins                      $  70,000                            2/26/04